EXHIBIT 99.1

Press Release	Source: MobilePro Corp.

MobilePro Closes on $15.5M Financing
Monday May 16, 9:01 am ET

Company to Save $2M Per Year

BETHESDA, Md., May 16 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today that it has closed on its previously announced $15.5 million financing with Cornell Capital.

The financing carries an interest rate of 7.75%, has a term of three years, is convertible into common stock at $0.30 per share and includes 6 million warrants with an exercise price of $0.50 a share. The financing replaces a bridge financing from a Connecticut-based hedge fund, which had an interest rate of 23%.

MobilePro CEO Jay Wright said, "We are pleased to have successfully closed this important financing. It significantly lowers our cost of capital and gives us the flexibility to continue our acquisition program and build additional shareholder value."

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, Md. The company is focused on creating shareholder value by developing and deploying wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040 or by e-mail at jwright22@closecall.com . For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com .

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-K for the fiscal year ended March 31, 2004 and its Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.

Source: MobilePro Corp.